Exhibit 99.1

UserTesting to be Acquired by Thoma Bravo and Sunstone Partners for $1.3Bn

UserTesting stockholders to receive $7.50 per share in cash

Deal price represents a 97% premium to the 30-day VWAP

UserTesting to become a privately held company upon completion of the transaction

San Francisco – October 27, 2022 – UserTesting, Inc. (NYSE: USER), a leader in video-based human insight, today announced that it has entered into a definitive agreement to be acquired by Thoma Bravo, a leading software investment firm, and Sunstone Partners for $7.50 per share, in an all-cash transaction valued at approximately $1.3 billion. The offer represents a premium of approximately 94% over UserTesting’s closing stock price on October 26, 2022 and a premium of approximately 97% over the volume weighted average price (VWAP) of UserTesting’s shares for the 30 trading days ended October 26, 2022.

Following the closing of the transaction, Thoma Bravo and Sunstone Partners intend to combine

UserTesting and UserZoom, which Thoma Bravo acquired majority control of in April 2022. UserTesting’s CEO, Andy MacMillan, will lead the combined company. Additionally, the combined company will benefit from the operating capabilities, capital support, and industry expertise of Thoma Bravo and Sunstone Partners.

The companies’ complementary offerings will create a powerful end-to-end solution in the customer experience space—helping more organizations around the globe innovate, drive revenue, manage risk, and deliver exceptional customer experiences. UserZoom is a user experience (UX) insights company empowering its customers with tools to conduct high quality research and increase research productivity. By combining UserZoom’s multi-method research capabilities, proprietary benchmarking methodology, and research repository with UserTesting’s proprietary contributor network and enterprise-scale experience testing platform, customers will be able to leverage the strength of both solutions to build better product, customer, employee, and brand experiences.

“We believe the combination of UserTesting and UserZoom will unlock tremendous value for our customers by further integrating and expanding the suite of research methods, testing types, and measurement options available—all while making the voice of the customer and human insight more accessible across an organization and easily integrated into their processes and workflows,” said Andy MacMillan, CEO of UserTesting. “We are pleased to partner with Thoma Bravo and Sunstone Partners to build upon our award winning Human Insight Platform to further innovate in the CX space and continue to serve a growing number of teams and use cases. We are confident that this transaction—joining two complementary players in the customer experience space to form a new private company—offers the most compelling value creation for all of our stakeholders, and is a testament to the value of human insight, the UserTesting platform, our talented team, and loyal customer base.”

“We live in a digital experience-first world, one where the quality of the user and customer experience will distinguish the winners from the losers. The combination of UserTesting and UserZoom's solutions will help democratize experience insights to enable companies to make the right decisions, be innovative, and ultimately deliver experiences their customers love,” said Alfonso de la Nuez, Co-Founder and Chief Visionary Officer of UserZoom.

“We are excited to bring together the complementary expertise of UserTesting and UserZoom to create a leading, integrated solution that delivers real-time, data-driven feedback to organizations globally,” said A.J. Rohde, a Senior Partner at Thoma Bravo. “Our acquisition of UserTesting is a testament to our belief that customer experience is mission critical to organizations, and the combined company will be well-positioned to further market expansion, accelerate innovation, and provide even greater insights to its customers. We look forward to leveraging the deep experience we have cultivated in the customer experience and user experience space to help the combined company capture the tremendous growth opportunities ahead.”

Transaction Details

The transaction, which was unanimously approved by the UserTesting board of directors, is currently expected to close in the first half of 2023, subject to customary closing conditions, including approval by UserTesting’s stockholders and the receipt of required regulatory approvals. The UserTesting board of directors unanimously recommends that UserTesting stockholders vote in favor of the transaction at the Special Meeting of Stockholders to be called in connection with the transaction. Upon completion of the transaction, UserTesting’s common stock will no longer be publicly listed and UserTesting will become a privately held company.

The agreement includes a “go-shop” period expiring at 11:59 p.m. Pacific time on December 10, 2022, which allows the UserTesting board of directors and its advisors to actively initiate, solicit and consider alternative acquisition proposals from third parties. UserTesting’s board of directors will have the right to terminate the merger agreement to enter into a superior proposal subject to the terms and conditions of the merger agreement. There can be no assurance that this “go-shop” will result in a superior proposal, and UserTesting does not intend to disclose developments with respect to the solicitation process unless and until it determines such disclosure is appropriate or otherwise required.

Third Quarter 2022 Financial Results

UserTesting will announce its financial results for its third quarter today, October 27, 2022. The news release will be available on the Investor Relations section of the company’s website. In light of the announced transaction with Thoma Bravo and Sunstone Partners, UserTesting will not conduct an earnings conference call.

Advisors

Morgan Stanley & Co. LLC is serving as exclusive financial advisor and Fenwick & West LLP is serving as legal counsel to UserTesting. Kirkland & Ellis LLP is serving as legal counsel to Thoma Bravo and Goodwin Procter LLP is serving as legal counsel to Sunstone Partners.

About UserTesting

UserTesting (NYSE: USER) has fundamentally changed the way organizations get insights from customers with fast, opt-in feedback and experience capture technology. The UserTesting® Human Insight Platform taps into our global network of real people and generates video-based recorded experiences, so anyone in an organization can directly ask questions, hear what users say, see what they mean, and understand what it’s actually like to be a customer. Unlike approaches that track user behavior then try to infer what that behavior means, UserTesting reduces guesswork and brings customer experience data to life with human insight. UserTesting has more than 2,500 customers, including more than half of the world’s top 100 most valuable brands according to Forbes. UserTesting is headquartered in San Francisco, California. To learn more, visit www.usertesting.com.

About Thoma Bravo

Thoma Bravo is one of the largest private equity firms in the world, with more than $122 billion in assets under management as of June 30, 2022. The firm invests in growth-oriented, innovative companies operating in the software and technology sectors. Leveraging the firm's deep sector expertise and proven strategic and operational capabilities, Thoma Bravo collaborates with its portfolio companies to implement operating best practices, drive growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings. Over the past 20 years, the firm has acquired or invested in more than 400 companies representing over $220 billion in enterprise value. The firm has offices in Chicago, Miami and San Francisco. For more information, visit www.thomabravo.com.

About Sunstone Partners

Sunstone Partners is a growth-oriented private equity firm that makes majority and minority investments in technology-enabled services and software businesses. Sunstone Partners first invested in Userzoom in 2016 and remains a significant minority owner. Founded in 2015, the firm has over $1.7 billion committed to its three funds. Sunstone Partners has been recognized as one of Inc. magazine’s “Founder-Friendly Investors” in 2020, 2021, and 2022. For more information, visit www.sunstonepartners.com.

Additional Information and Where to Find It

In connection with the proposed transaction, UserTesting will file relevant materials with the Securities and Exchange Commission (SEC), including a preliminary and definitive proxy statement. Promptly after filing the definitive proxy statement, UserTesting will mail the definitive proxy statement and a proxy card to UserTesting stockholders. USERTESTING’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Stockholders of UserTesting will be able to obtain a free copy of these documents, when they become available, at the website maintained by the SEC at www.sec.gov or free of charge at https://ir.usertesting.com.

Participants in the Solicitation

UserTesting and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding UserTesting’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in UserTesting’s proxy statement for its 2022 annual meeting of stockholders, which was filed with the SEC on April 20, 2022. UserTesting stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of UserTesting directors and executive officers in the transaction, which may be different than those of UserTesting stockholders generally, by reading the proxy statement and any other relevant documents that are filed or will be filed with the SEC relating to the proposed transaction. You may obtain free copies of these documents using the sources indicated above.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on UserTesting’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by UserTesting, Thoma Bravo and Sunstone Partners, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond UserTesting’s control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction on a timely manner or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining stockholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of UserTesting’s business and other conditions to the completion of the transaction; (ii) the impact of the COVID-19 pandemic, inflation, foreign exchange rates and general economic conditions on UserTesting’s business; (iii) UserTesting’s ability to implement its business strategy; (iv) significant transaction costs associated with the proposed transaction; (v) potential litigation relating to the proposed transaction; (vi) the risk that disruptions from the proposed transaction will harm UserTesting’s business, including current plans and operations; (vii) attraction and retention of qualified employees; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (ix) general economic and market developments and conditions; (x) UserTesting’s ability to stay in compliance with laws and regulations that currently apply or become applicable to UserTesting’s business both in the United States and internationally; (xi) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect UserTesting’s financial performance; (xii) restrictions during the pendency of the proposed transaction that may impact UserTesting’s ability to pursue certain business opportunities or strategic transactions; and (xiii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as UserTesting’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed transaction, are more fully discussed in the proxy statement to be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors presented in the proxy statement will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on UserTesting’s financial condition, results of operations or liquidity. UserTesting does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Contacts

For UserTesting

Investor Relations Contact:

Sapphire Investor Relations, LLC

Erica Mannion and Mike Funari

ir@usertesting.com

617-542-6180

Media Contact:

UserTesting, Inc.

press@usertesting.com

Or

FGS Global

John Christiansen / Danya Al-Qattan

john.christiansen@fgsglobal.com / danya.al-qattan@fgsglobal.com

For Thoma Bravo

Thoma Bravo Communications

Megan Frank

(212) 731-4778

mfrank@thomabravo.com

Or

FGS Global

Liz Micci / Nicky Bryan

liz.micci@fgsglobal.com / nicky.bryan@fgsglobal.com

(347) 675-2883 / (646) 436-6126